                                                                   EXHIBIT 4.2.6

                               AMENDMENT NO. 6 TO

                        PREFERRED SHARES RIGHTS AGREEMENT


     This AMENDMENT NO. 6 TO PREFERRED SHARES RIGHTS AGREEMENT dated as of June 18, 2004 (the "Amendment") is made by and between Catalyst Semiconductor, Inc., a Delaware corporation (the "Company") and EquiServe Trust Company, N.A., as rights agent (the "Rights Agent").

                                    RECITALS

     WHEREAS, the Company and the Rights Agent are parties to a Preferred Shares Rights Agreement dated as of December 3, 1996, as amended (the "Rights Agreement");

     WHEREAS, in connection with the sale by Elex N.V. of shares of the Company's Common Stock in a firm commitment public offering, and pursuant to
Section 27 of the Rights Agreement, the Board of Directors of the Company has determined that an amendment to the Rights Agreement to remove certain exceptions applicable to Elex N.V., Roland Duchatelet and their respective Affiliates and Associates, as set forth herein, is necessary and desirable, and the Company and the Rights Agent desire to evidence such amendment in writing.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Rights Agent hereby agree as follows:

     1. Amendment of Section 1(a). Section 1(a) of the Rights Agreement is hereby amended in its entirety to read as follows:

          "(a) "ACQUIRING PERSON" shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 15% or more of the Common Shares then outstanding, but shall not include the Company, any Subsidiary of the Company or any employee benefit plan of the Company or of any Subsidiary of the Company, or any entity holding Common Shares for or pursuant to the terms of any such plan. Notwithstanding the foregoing, no Person shall be deemed to be an Acquiring
     Person: (i) as the result of an acquisition of Common Shares by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 15% or more of the Common Shares of the Company then outstanding; provided, however, that if a Person shall become the Beneficial Owner of 15% or more of the Common Shares of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional Common Shares of the Company, then such Person shall be deemed to be an Acquiring Person, or
     (ii) if within eight days after such Person would otherwise become an Acquiring Person (but for the operation of this clause (ii)), such Person notifies the Board of Directors that such Person did so inadvertently and within two days after such notification, such Person is the Beneficial Owner of less than 15% of the outstanding Common Shares."

     2. Effectiveness. This Amendment shall be deemed effective immediately prior to the time the Registration Statement (as defined below) is declared effective by the United States Securities and Exchange Commission. In the event the Registration Statement has not been declared effective by September 30, 2004, this Amendment shall be of no force or effect. For purposes hereof, "Registration Statement" shall mean the registration statement on Form S-3 filed by the Company with the United States Securities and Exchange Commission on June 14, 2004, which includes shares of the common stock held by Elex N.V. as a portion of the shares to be sold pursuant to such registration statement.

     3. Confirmation of Rights Agreement. Except as specifically amended hereby, all of the terms of the Rights Agreement shall remain and continue in full force and effect and are hereby confirmed in all respects.

     4. Counterparts. This Amendment may be executed in counterparts and the signature pages may be combined to create a document binding on all of the parties hereto.

     5. Miscellaneous. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.



                  (REMAINDER OF PAGE LEFT BLANK INTENTIONALLY)

     IN WITNESS WHEREOF, the undersigned have caused their duly authorized representatives to execute this Amendment as of the date first written above.




                                   CATALYST SEMICONDUCTOR, INC.



                                   By: /s/ Thomas E. Gay III
                                       ---------------------------------------
                                       Thomas E. Gay III
                                       Vice President of Finance and
                                       Administration and Chief Financial
                                       Officer



                                    EQUISERVE TRUST COMPANY N.A.



                                    By:  /s/ Carol Mulvey-Eori
                                         -------------------------
                                         Name: Carol Mulvey-Eori
                                         Title: Managing Director